Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-163309) of SunGard Capital Corp. and Form S-8 (No. 333-163311) of SunGard Capital Corp. II of our reports dated March 1, 2011, except for the Trade Name and Goodwill section in Note 1 and Note 12, as to which the date is May 25, 2011, relating to the financial statements and the effectiveness of internal control over financial reporting, which appear in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

May 25, 2011